Exhibit 10.12	EXECUTION COPY

U.S. $250,000,000

THREE-YEAR CREDIT AGREEMENT

Dated as of April 30, 2001

Among

CNA FINANCIAL CORPORATION
as Borrower

THE BANKS NAMED HEREIN
as Banks

SALOMON SMITH BARNEY INC.
as Advisor, Sole Arranger and Book Manager

FLEET NATIONAL BANK
as Syndication Agent

THE CHASE MANHATTAN BANK
as Documentation Agent

and

CITIBANK, N.A.
as Administrative Agent

T A B L E   O F   C O N T E N T S

          CREDIT AGREEMENT dated as of April 30, 2001 among CNA FINANCIAL CORPORATION, a corporation organized under the laws of Delaware (the “Borrower”), the banks (each a “Bank” and, collectively, the “Banks”) listed on the signature pages hereof, and CITIBANK, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”).

          The Borrower has requested that the Lenders (as hereinafter defined) make loans to it in an aggregate principal amount not exceeding $250,000,000 at any one time outstanding for the general corporate purposes of the Borrower (including to support the Borrower's commercial paper program and to finance Acquisitions), and the Lenders are prepared to make such loans upon the terms and conditions hereof.  Accordingly, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          “Acquisition” means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower and/or any of its Subsidiaries (i) acquires any Person or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of Voting Stock of another Person or (iii) directly or indirectly acquires control of a 50% ownership interest in any partnership, joint venture or other entity, or of any general partnership (or equivalent) interest in any such entity.

          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

          “Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance.

          “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

          “Aggregate Specified Indebtedness” means the aggregate Specified Indebtedness of the Borrower and its Subsidiaries determined on a Consolidated basis in accordance, subject to the provisos of the definition of Specified Indebtedness, with GAAP; provided that Qualifying SPV Indebtedness of all Qualifying SPVs (and Contingent Obligations of the Borrower and its Subsidiaries which are not Qualifying SPVs in respect of such Qualifying SPV Indebtedness) shall only be included in the calculation of Aggregate Specified Indebtedness at any time to the extent that it constitutes Qualifying SPV Net Indebtedness at such time.

          “Anniversary Date” has the meaning specified in Section 2.04(b)(i).

          “Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

          “Applicable Facility Fee Rate” means, for any Rating Level Period, the rate set forth below opposite the reference to such Rating Level Period:
Rating Level Period	Applicable Facility Fee Rate
Rating Level 1 Period	0.100%
Rating Level 2 Period	0.125%
Rating Level 3 Period	0.150%
Rating Level 4 Period	0.175%
Rating Level 5 Period	0.250%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

          “Applicable Lending Office” means, with respect to any Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

          “Applicable Margin” means:

          (a)      for any Advance that is a Base Rate Advance, 0.000% per annum; and

          (b)      for any Advance that is a Eurodollar Rate Advance for any Rating Level Period, the rate set forth below opposite the reference to such Rating Level Period:
Rating Level Period	Applicable Margin (p.a.)
Rating Level 1 Period	0.325%
Rating Level 2 Period	0.375%
Rating Level 3 Period	0.475%
Rating Level 4 Period	0.575%
Rating Level 5 Period	0.750%

Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

          “Applicable Utilization Fee Rate” means, for any Rating Level Period, the rate set forth below opposite the reference to such Rating Level Period:
Rating Level Period	Applicable Utilization Fee Rate
Rating Level 1 Period	0.125%
Rating Level 2 Period	0.125%
Rating Level 3 Period	0.125%
Rating Level 4 Period	0.125%
Rating Level 5 Period	0.125%

Each change in the Applicable Utilization Fee Rate resulting from a Rating Level Change shall be effective on the effective date of such Rating Level Change.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.

          “Base Rate” means, for any period, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

          (a)      the rate of interest announced publicly by Citibank in New York, New York from time to time as Citibank's base rate; and

          (b)      1/2 of one percent per annum above the Federal Funds Rate for such period.

          “Base Rate Advance” means an Advance which bears interest at rates based upon the Base Rate.

          “Bloomberg Page BBAL” means the display designated as page “BBAL” on the Bloomberg Service or, if unavailable, such other page as may replace page “BBAL” on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. dollar deposits.

          “Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

          “Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

          “CAC” means Continental Assurance Company, an Illinois insurance company.

          “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

          “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

          “CCC” means Continental Casualty Company, an Illinois insurance company.

          “Change in Control” means Loews shall cease to own beneficially and of record, free and clear of all Liens, other encumbrances, or voting agreements, restrictions or trusts of any kind at least 51% of the outstanding shares of capital stock of the Borrower on a fully diluted basis and shares representing the right to elect a majority of the directors of the Borrower; provided, however, that a Change in Control shall not be deemed to have occurred at any time (a) Loews owns more of the capital stock of the Borrower than any other Person (including Persons acting in concert with such Person), (b) Loews owns beneficially and of record, free and clear of all Liens, other encumbrances or voting agreements, restrictions or trusts of any kind at least 35% of the outstanding shares of capital stock of the Borrower on a fully diluted basis and (c) a majority of the members of the Borrower's Board of Directors are officers or designees of Loews or the Borrower or any Significant Subsidiary.

          “Chase” means The Chase Manhattan Bank.

          “CIC” means Continental Insurance Company, a New Hampshire insurance company.

          “Citibank” means Citibank, N.A., a national banking association.

          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          “Commitment” has the meaning specified in Section 2.01(a).

          “Commitment Termination Date” means April 30, 2004 or, in the case of any Lender whose Commitment is extended pursuant to Section 2.04(b), the date to which such Commitment is extended; provided in each case that if any such date is not a Business Day, the relevant Commitment Termination Date of such Lender shall be the immediately preceding Business Day.  When the term “Commitment Termination Date” is used herein without reference to any particular Lender, such term shall, in such instance, be deemed to be a reference to the latest Commitment Termination Date of any of the Lenders then in effect hereunder.

          “Consolidated” refers to the consolidation of accounts of the Borrower and its Subsidiaries in accordance with GAAP.

          “Consolidated Net Worth” means, at any date of determination, the amount of consolidated common and preferred shareholders' equity of the Borrower and its Subsidiaries, determined as at such date in accordance with GAAP; provided, however, that unrealized appreciation and depreciation of securities which are classified as available for sale and are subject to FASB 115 shall be excluded when computing Consolidated Net Worth; provided further that for purposes of calculating Consolidated Net Worth, such calculation shall (a) include Qualifying SPV Net Asset Value of all Qualifying SPVs in lieu of Qualifying SPV Asset Value for such Qualifying SPVs and (b) subtract Qualifying SPV Net Indebtedness of all Qualifying SPVs in lieu of Qualifying SPV Indebtedness for such Qualifying SPVs.

          “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the financial obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a Letter of Credit, but excluding (a) the endorsement of instruments for deposit or collection in the ordinary course of business and (b) obligations incurred by any Insurance Subsidiary in the ordinary course of its financial guaranty or other business.

          “Continuation”, “Continue” and “Continued” each refers to a continuation of Eurodollar Rate Advances from one Interest Period to the next Interest Period pursuant to Section 2.09(b).

          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

          “Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08 or Section 2.09(a).

          “Default” means an event that, with notice or lapse of time or both, would become an Event of Default.

          “Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire of such Bank or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          “Effective Date” means the earliest date as of which the conditions precedent to effectiveness set forth in Section 3.01 shall have been satisfied or waived.

          “Eligible Assignee” means:

          (a)      a Lender and any Affiliate of such Lender (excluding any such Affiliate primarily engaged in the insurance or mutual fund business);

          (b)      a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000;

          (c)      a savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $500,000,000;

          (d)      a commercial bank organized under the laws of any other country which is a member of the OECD or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; and

          (e)      a finance company or other financial institution or fund (whether a corporation, partnership or other Person, but excluding any corporation, partnership or other Person primarily engaged in the insurance or mutual fund business) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $500,000,000.

          “Environmental Law” means any federal, state or local governmental law, rule, regulation, order, writ, judgment, injunction or decree relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of Hazardous Materials, including, without limitation, Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act and the Federal Insecticide, Fungicide and Rodenticide Act, in each case, as amended from time to time.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          “Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire of such Lender or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

          “Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance, the rate per annum (rounded upward, if necessary, to the nearest whole multiple of 1/16 of 1% per annum) appearing on Bloomberg Page BBAL as of 11:00 A.M. (London time) on the date (as to any Interest Period, the “Determination Date”) that is two Business Days before the first day of such Interest Period, as LIBOR for a period equal to such Interest Period.  In the event that Bloomberg Page BBAL shall cease to report such LIBOR or, in the reasonable judgement of the Majority Lenders, shall cease to accurately reflect such LIBOR, then the “Eurodollar Rate” with respect to such Interest Period for such Eurodollar Rate Advance shall be the rate per annum equal to the average of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to leading banks in the London interbank market at 11:00 A.M. (London time) on the Determination Date in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of the related Borrowing and for a period equal to such Interest Period.  The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance shall be determined by the Administrative Agent on the basis of the applicable rate appearing on Bloomberg Page BBAL as aforesaid (or the applicable rates furnished to and received by the Administrative Agent from the Reference Banks) on the Determination Date for such Interest Period, subject, however, to the provisions of Section 2.08.

          “Eurodollar Rate Advance” means an Advance which bears interest at rates based upon the Eurodollar Rate.

          “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          “Events of Default” has the meaning specified in Section 6.01.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

          “Excluded Representations” means the representations and warranties set forth in clause (v) of  Section 4.01(e) and in Section 4.01(f).

          “Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 26, 1996 among the Borrower, the lenders party thereto and The First National Bank of Chicago, as administrative agent, as amended and/or restated through the date hereof.

          “Existing Commitment Termination Date” has the meaning specified in Section 2.04(b)(i).

          “Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Advances.

          “Facility Fee” has the meaning specified in Section 2.03(a).

          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Fleet” means Fleet National Bank.

          “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

          “Governmental Authority” means the federal government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any board of insurance, insurance department or insurance commissioner.

          “Hazardous Materials” means (a) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, and radon gas, (b) any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect, under any Environmental Law and (c) any other substance exposure to which is regulated under any Environmental Law.

          “Hostile Acquisition” means an Acquisition that has not been approved by the board of directors of the target company prior to the commencement of a tender offer, proxy contest or the like in respect thereof.

          “Indebtedness” of a Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (excluding accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or similar instruments, (e) Capitalized Lease Obligations, (f) net Rate Hedging Obligations, (g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit and (i) repurchase obligations or liabilities of such Person with respect to accounts, notes receivable or securities sold by such Person (but excluding the obligations of any Insurance Subsidiary in respect of the repurchase of securities pursuant to Repurchase Agreements or the lending of securities pursuant to securities lending arrangements, in each case, entered into in the ordinary course of business).

          “Insurance Regulatory Authority” means, for the Borrower or any Insurance Subsidiary, the insurance department or similar administrative authority or agency located in the state in which the Borrower or such Insurance Subsidiary is domiciled.

          “Insurance Subsidiary” means a Subsidiary of the Borrower which is engaged in any insurance business.

          “Interest Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the date such Eurodollar Rate Advance is made or Continued, or Converted from a Base Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

          (i)       the Borrower may not select any Interest Period for any Lender that ends after the Commitment Termination Date in effect for such Lender;

          (ii)      each Interest Period that begins on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

          (iii)     whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

          “Invested Assets” means, as of the end of any calendar year, the sum of total investments, cash and cash equivalents, accrued investment income and receivables for securities sold, all calculated consistently with the calculation of such items in the audited consolidated balance sheet of the Borrower and its Subsidiaries for such calendar year.

          “Lenders” means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Sections 8.06(a), (b) and (c).

          “Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

          “LIBOR” means the rate at which deposits in U.S. dollars are offered to leading banks in the London interbank market.

          “License” means any license, certificate of authority, permit or other authorization which is required to be obtained from the Governmental Authority in connection with the operation, ownership or transaction of insurance business.

          “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement having substantially the same effect as a lien, including, without limitation, the lien or retained security title of a conditional vendor.

          “Loews” means Loews Corporation, a Delaware corporation.

          “Majority Lenders” means, at any time, Lenders having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time.

          “Margin Stock” means margin stock within the meaning of Regulation U.

          “Material Adverse Effect” means a material adverse effect on (i) the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the legality, validity or enforceability of this Agreement or (iii) the ability of the Borrower to pay and perform its obligations hereunder.

          “Moody's” means Moody's Investors Service, Inc. and its successors.

          “Moody's Rating” means, at any time, the rating of the Borrower's unsecured, unguaranteed senior long-term debt obligations then outstanding most recently announced by Moody's.

          “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

          “Municipal Bond” means direct obligations of, and obligations for which the timely payment of principal of and interest is fully and expressly guaranteed by, any state, local government, municipality or other political subdivision of any state of the United States of America.

          “NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.

          “Notice of Borrowing” has the meaning specified in Section 2.02(a).

          “OECD” means the Organization for Economic Cooperation and Development.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor.

          “Permitted Securitization Transaction” shall mean any Securitization Transaction provided that the aggregate “capital”, facility limit or other principal equivalent amount of such Securitization Transactions which the Borrower and its Subsidiaries may enter into (measured in the case of revolving Securitization Transactions by the maximum capital, facility limit or other principal equivalent amount which may be outstanding at any time) shall not exceed at any time 10 percent of the Invested Assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the preceding calendar year.

          “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          “Plan” means an employee pension benefit plan, as defined in Section 3(2) of ERISA, maintained, sponsored or contributed to by the Borrower or any of its Subsidiaries or, with respect to such a plan that is subject to Title IV of ERISA, by any member of the Controlled Group.

          “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

          “Qualifying SPV” means any Person which is formed by the Borrower as a special purpose entity for the primary purpose of holding Qualifying SPV Assets in the ordinary course of investment activities and issuing Indebtedness secured by such Qualifying SPV Assets.

          “Qualifying SPV Asset Value” means the fair market value of all Qualifying SPV Assets.

          “Qualifying SPV Assets” means Municipal Bonds and other financial assets which are owned by a Qualifying SPV.

          “Qualifying SPV Indebtedness” means Indebtedness for borrowed money of all Qualifying SPVs.

          “Qualifying SPV Net Asset Value” means, at any time of calculation, the excess, if any, at such time of (a) Qualifying SPV Asset Value over (b) Qualifying SPV Indebtedness.

          “Qualifying SPV Net Indebtedness” means, at any time of calculation, the excess, if any, at such time of (a) Qualifying SPV Indebtedness over (b) Qualifying SPV Asset Value.

          “Quarterly Statement” means the quarterly statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary's jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing quarterly statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

          “Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

          “Rating Level Change” means a change in the Moody's Rating or the Standard & Poor's Rating (other than as a result of a change in the rating system of such rating agency) that results in the change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in such rating is first announced by Moody's or Standard & Poor's, as the case may be.

          “Rating Level Period” means a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; provided that:

          (i)  “Rating Level 1 Period” means a period during which the Moody's Rating is at or above A2 or the Standard & Poor's Rating is at or above A;

          (ii)  “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the Moody's Rating is at or above A3 or the Standard & Poor's Rating is at or above A-;

          (iii)  “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which Moody's Rating is at or above Baa1 or the Standard & Poor's Rating is at or above BBB+;

          (iv)  “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the Moody's Rating is at or above Baa2 or the Standard & Poor's Rating is at or above BBB; and

          (v)  “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating level 3 Period or a Rating Level 4 Period, during which the Moody's Rating is at or above Baa3 and the Standard & Poor's Rating is at or above BBB-;

and provided further that if the Moody's Rating and the Standard & Poor's Rating differ by more than one rating level, then the Rating Level Period shall be one Rating Level Period higher than the Rating Level Period resulting from the application of the lower of such ratings (for which purpose Rating Level Period 1 is the highest Rating Level Period and Rating Level 5 is the lowest Rating Level Period).

          “Receivables” means accounts receivable, premiums, reinsurance payments or other present or future rights to payment.

          “Receivables Related Assets” shall mean in connection with any Securitization Transaction the collective reference to (a) any rights arising under the documentation governing or relating to such Receivables covered by such Securitization Transaction (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables), (b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (c) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with such securitization or asset-backed financing and (d) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing such securitization or asset-backed financing.

          “Reference Banks” means the principal London offices of Citibank, Chase and Fleet.

          “Register” has the meaning specified in Section 8.06(d).

          “Regulations T, U and X” means Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.

          “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

          “Repurchase Agreements” means reverse repurchase arrangements with respect to securities and financial instruments.

          “Responsible Officer” of the Borrower means the Chief Executive Officer, the Treasurer, the Secretary, any Executive Vice President, any Senior Vice President, any Group Vice President, any Vice President or any Director of the Borrower.

          “SAP” means the accounting procedures and practices prescribed or permitted by the applicable Insurance Regulatory Authority.

          “Securitization Transaction” means any transaction in which the Borrower or any of its Subsidiaries sells or otherwise transfers an interest in Receivables and Receivables Related Assets to (i) a special purpose entity that borrows against such Receivables and Receivables Related Assets or (ii) sells such Receivables and Receivables Related Assets to one or more third party purchasers.

          “Significant Insurance Subsidiary” means any Significant Subsidiary which is an Insurance Subsidiary.

          “Significant Subsidiary” of a Person means a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission (17 CFR Part 210).  Unless otherwise expressly provided, all references herein to a “Significant Subsidiary” shall mean a Significant Subsidiary of the Borrower.

          “Single Employer Plan” means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan.

          “Specified Indebtedness” means (a) Indebtedness for money borrowed and (b) Contingent Obligations in respect of Indebtedness for money borrowed, excluding such Contingent Obligations incurred by any Insurance Subsidiary in the ordinary course of its financial guaranty or other business; provided that there shall be included in any computation of Specified Indebtedness described in (b) the entire principal amount of the Contingent Obligation; provided further that Specified Indebtedness shall not include (i) Indebtedness for money borrowed or (ii) Contingent Obligations, in each case, incurred in connection with any Permitted Securitization Transaction.

          “Standard & Poor's” means Standard & Poor's Ratings Service, presently a division of The McGraw-Hill Companies, Inc., and its successors.

          “Standard & Poor's Rating” means, at any time, the rating of the Borrower's unsecured, unguaranteed senior long-term debt obligations then outstanding most recently announced by Standard & Poor's.

          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

          “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated statements of the Borrowers and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

          “Surplus as Regards Policyholders” means, with respect to any Insurance Subsidiary at any time, the surplus as regards policyholders of such Insurance Subsidiary,  as determined in accordance with SAP as at the last day of the fiscal quarter of the Borrower ending on or most recently ended prior to such date.

          “Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA or (d) the institution by the PBGC of proceedings to terminate such Plan, in each case which could reasonably be expected to have a Material Adverse Effect.

          “Type” refers to whether an Advance is a Base Rate Advance or a Eurodollar Rate Advance.

          “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under a Single Employer Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using the PBGC actuarial assumptions utilized for purposes of determining the current liability for purposes of such valuation.

          “Utilization Fee” has the meaning specified in Section 2.03(b).

          “Voting Stock” means, for any Person at any time, the outstanding securities of such Person entitled to vote generally in an election of directors of such Person.

          “Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which (other than directors' qualifying shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the Borrower.

          SECTION 1.02.  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

          SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles or statutory accounting principals, as the case may be, consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e).

ARTICLE 2
AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01.  The Advances.

          (a)      Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on Schedule I hereto or, if such Lender has entered into an Assignment and Acceptance, set forth for such Lender in the Register, as such amount may be reduced pursuant to Section 2.04(a) (such Lender's “Commitment”).

          (b)      Each Borrowing and each Conversion or Continuation thereof (i) shall (except as otherwise provided in Sections 2.08(f) and (g)) be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall consist of Advances of the same Type (and, if such Advances are Eurodollar Rate Advances, having the same Interest Period) made, Continued or Converted on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender's Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.10(b) and reborrow under this Section 2.01.

          SECTION 2.02.  Making the Advances.

          (a)  (i)  Each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of such Borrowing (in the case of a Borrowing consisting of Eurodollar Rate Advances) or given not later than 12:00 P.M. (New York City time) on the Business Day of such Borrowing (in the case of a Borrowing consisting of Base Rate Advances), by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.

          (ii)      Each such notice of a Borrowing (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit A hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.

          (iii)     Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender's ratable portion of such Borrowing; provided that, with respect to a Borrowing of a Eurodollar Rate Advance, no Lender having a Commitment Termination Date prior to the last day of the initial Interest Period for such Eurodollar Rate Advance shall participate in such Borrowing.

          (iv)     After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.

          (b)      Anything in subsection (a) above to the contrary notwithstanding, the Borrower may select Eurodollar Rate Advances for any Borrowing only in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (c)      Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense (excluding loss of profit) reasonably incurred by such Lender as a result of any failure to make such Borrowing (including, without limitation, as a result of any failure to fulfill, on or before the date specified in such Notice of Borrowing, the applicable conditions set forth in Article 3) and the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing.  A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (d)      Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand (but without duplication) such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement (and such Advance shall be deemed to have been made by such Lender on the date on which such amount is so repaid to the Administrative Agent).

          (e)      The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve the other Lenders of their obligations hereunder to make an Advance on the date of such Borrowing, and no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

          (f)       Notwithstanding anything in this Agreement to the contrary, no Lender whose Commitment Termination Date falls prior to the last day of any Interest Period for any Eurodollar Rate Advance (a “Terminating Lender”) shall participate in such Advance.  Without limiting the generality of the foregoing, no Terminating Lender shall (i) participate in a Borrowing of any Eurodollar Rate Advance having an initial Interest Period ending after such Lender's Commitment Termination Date, (ii) have any outstanding Eurodollar Rate Advance Continued for a subsequent Interest Period if such subsequent Interest Period would end after such Lender's Commitment Termination Date or (iii) have any outstanding Base Rate Advance Converted into a Eurodollar Rate Advance if such Eurodollar Rate Advance would have an initial Interest Period ending after such Lender's Commitment Termination Date.  If any Terminating Lender has outstanding a Eurodollar Rate Advance that cannot be Continued for a subsequent Interest Period pursuant to clause (ii) above or has outstanding a Base Rate Advance that cannot be Converted into a Eurodollar Rate Advance pursuant to clause (iii) above, such Lender's ratable share of such Eurodollar Rate Advance (in the case of said clause (ii)) shall be repaid by the Borrower on the last day of its then current Interest Period and such Lender's ratable share of such Base Rate Advance (in the case of said clause (iii)) shall be repaid by the Borrower on the day on which the Advances of Lenders unaffected by said clause (iii) are so Converted.

          SECTION 2.03.  Certain Fees.

          (a)      Facility Fee.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) on the average daily amount (whether used or unused) of such Lender's Commitment from the date hereof (in the case of each Bank) and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender (in the case of each such Lender) until the Commitment Termination Date of such Lender at a rate per annum equal to the Applicable Facility Fee Rate.  The Facility Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and, for each Lender, on the Commitment Termination Date of such Lender.

          (b)      Utilization Fee.  For each day on which the aggregate principal amount of Advances outstanding exceeds 50% of the aggregate Commitments, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee (the “Utilization Fee”) on the aggregate principal amount of the Advances of such Lender outstanding on such day at a rate per annum equal to the Applicable Utilization Fee Rate.  The Utilization Fee will be payable in respect of each Advance on each date on which interest is payable on such Advance, as specified in Section 2.06(a) hereof.

          (c)      Administrative Agent's Fee.  The Borrower agrees to pay to the Administrative Agent, for the Administrative Agent's own account, an administrative agency fee at the times and in the amounts heretofore agreed between the Borrower and the Administrative Agent.

          SECTION 2.04.  Reduction and Extensions of the Commitments.

          (a)      Commitment Reductions.

          (i)       The Commitment of each Lender shall be automatically reduced to zero on the Commitment Termination Date of such Lender.

          (ii)      In addition, the Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the Advances then outstanding; and provided further that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.  Once reduced or terminated, the Commitments may not be reinstated.

          (b)      Commitment Extensions.

          (i)       The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 45 days prior to each anniversary of the date hereof (each such date, an “Anniversary Date”), request that each Lender extend such Lender's Commitment Termination Date to the date falling one year after the Commitment Termination Date then in effect for such Lender hereunder (the “Existing Commitment Termination Date”).

          (ii)      Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not more than 30 days immediately prior to such Anniversary Date but in any event no later than the date (the “Notice Date”) 20 days prior to such Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the other Lenders) of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

          (iii)     The Administrative Agent shall notify the Borrower of each Lender's determination under this Section 2.04(b) no later than the date 15 days prior to such Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

          (iv)     The Borrower shall have the right on or before any Existing Commitment Termination Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), each of which Additional Commitment Lenders shall have entered into an agreement in form and substance satisfactory to the Borrower and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date in effect for each Non-Extending Lender, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender's Commitment hereunder on such date); provided that prior to replacing any Non-Extending Lender with any Additional Commitment Lender, the Borrower shall have given each Lender which has agreed to extend its Commitment Termination Date an opportunity to increase its Commitment by all or a portion of the Non-Extending Lenders' Commitments.

          (v)      If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to an Anniversary Date, then, effective as of the such Anniversary Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Commitment Termination Date in effect for such Extending Lenders and such Additional Commitment Lenders (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

          (vi)     Notwithstanding the foregoing, the extension of the Commitment Termination Date pursuant to this Section 2.04(b) shall be effective with respect to any Lender only if:

          (x)      no Default or Event of Default shall have occurred and be continuing on (i) the date of the notice requesting such extension, (ii) the applicable Anniversary Date or (iii) the Existing Commitment Termination Date and the representations and warranties set forth in Section 4.01 shall be true and correct on and as of each of said dates as if made on and as of said dates; and

          (y)      the Borrower shall have paid in full all amounts owing to each Non-Extending Lender hereunder on or before the Commitment Termination Date in effect for each such Non-Extending Lender.

          SECTION 2.05.  Repayment.  The Borrower shall repay the then unpaid principal amount of each Advance made by each Lender, and each Advance made by such Lender shall mature, on the Commitment Termination Date of such Lender.

          SECTION 2.06.  Interest.

          (a)      Ordinary Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender, from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i)       Base Rate Advances.  While such Advance is a Base Rate Advance, a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances as in effect from time to time, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the date such Base Rate Advance shall be Converted or paid in full.

          (ii)      Eurodollar Rate Advances.  While such Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Period for such Advance equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Rate Advances as in effect from time to time, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs at three-month intervals after the first day of such Interest Period, and on each date on which such Eurodollar Rate Advance shall be Continued, Converted or paid in full.

          (b)      Default Interest.  Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, the Borrower shall pay interest on:

          (i)       the unpaid principal amount of each Advance owing to each Lender, payable on demand (and in any event in arrears on the dates referred to in Section 2.06(a)(i) or (a)(ii) above), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on such Advance pursuant to said Section 2.06(a)(i) or (a)(ii), as applicable; provided that if such Event of Default shall be continuing at the end of any Interest Period for any Eurodollar Rate Advance, such Advance shall forthwith be Converted to a Base Rate Advance bearing interest as aforesaid in this Section 2.06(b)(i); and

          (ii)      the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full), at a rate per annum equal at all times to two percent (2%) per annum above the rate per annum required to be paid on Base Rate Advances pursuant to Section 2.06(a)(i) above.

          SECTION 2.07.  Additional Interest on Eurodollar Rate Advances.  The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for each Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent.

          SECTION 2.08. Interest Rate Determinations; Changes in Rating Systems.

          (a)      Each Reference Bank agrees, upon the request of the Administrative Agent, to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks (subject to the provisions set forth in the definition of “Eurodollar Rate” in Section 1.01 and to clause (c) below).

          (b)      The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rates determined by the Administrative Agent for the purposes of Section 2.06.

          (c)      If (1) fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advances and (2) the relevant rates do not appear on Bloomberg Page BBAL,

          (i)       the Administrative Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances for such Interest Period,

          (ii)      each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

          (iii)     the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          (d)      If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Administrative Agent showing calculations in reasonable detail that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon:

          (i)       each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

          (ii)      the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and such Lenders that the circumstances causing such suspension no longer exist.

          (e)      If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

          (f)       On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

          (g)      Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

          (h)      If the rating system of either Moody's or Standard & Poor's shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent (on behalf of the Lenders) shall negotiate in good faith to amend the references to specific ratings in this Agreement to reflect such changed rating system or the non-availability of ratings from such rating agency (provided that any such amendment to such specific ratings shall in no event be effective without the approval of the Majority Lenders).

          SECTION 2.09.  Voluntary Conversion and Continuation of Advances.

          (a)      Optional Conversion.  The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all or any portion of the outstanding Advances of one Type comprising part of the same Borrowing into Advances of the other Type; provided that (i) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Conversion of a Eurodollar Rate Advance into a Base Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).  Each such notice of a Conversion shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Advances to be Converted, and (z) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

          (b)      Continuations.  The Borrower may, on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Continuation and subject to the provisions of Sections 2.08 and 2.12, Continue all or any portion of the outstanding Eurodollar Rate Advances comprising part of the same Borrowing for one or more Interest Periods; provided that (i) Eurodollar Rate Advances so Continued and having the same Interest Period shall be in an amount not less than the minimum amount specified in Section 2.02(b) and (ii) in the case of any such Continuation on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).  Each such notice of a Continuation shall, within the restrictions specified above, specify (x) the date of such Continuation, (y) the Eurodollar Rate Advances to be Continued and (y) the duration of the initial Interest Period (or Interest Periods) for the Eurodollar Rate Advances subject to such Continuation.  Each notice of Continuation shall be irrevocable and binding on the Borrower.

          SECTION 2.10.  Prepayments of Advances.

          (a)      The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in subsection (b) below.

          (b)      The Borrower may, on notice given not later than 12:00 P.M. (New York City time) on the second Business Day prior to the date of the proposed prepayment of Advances (in the case of an Eurodollar Rate Advances) or given not later than 12:00 P.M. (New York City time) on the Business Day of the proposed prepayment of Advances (in the case of Base Rate Advances), stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 or integral multiples of $1,000,000 in excess thereof and (y) in the case of any such prepayment of a Eurodollar Rate Advance on a day other than the last day of an Interest Period therefor, the Borrower shall reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

          SECTION 2.11.  Increased Costs.

          (a)      If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b)      If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 2.12.  Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or Continue Eurodollar Rate Advances or to fund or otherwise maintain Eurodollar Rate Advances hereunder, (i) the obligation of such Lender to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) each Eurodollar Rate Advance of such Lender shall convert into a Base Rate Advance at the end of the then current Interest Period for such Eurodollar Rate Advance.

          SECTION 2.13.  Payments and Computations.

          (a)      The Borrower shall make each payment hereunder without set-off or counterclaim not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, Facility Fee or Utilization Fee ratably (other than amounts payable pursuant to Section 2.02(c), 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(d), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b)      All computations of interest based on Citibank's base rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  All computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of the Facility Fee and the Utilization Fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.07 shall be made by a Lender, on the basis of a year of 360 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fee is payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (c)      Whenever any payment hereunder would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest, Facility Fee or Utilization Fee, as the case may be; provided however that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (d)      Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

          SECTION 2.14.  Taxes.

          (a)      Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b)      In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

          (c)      The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  A certificate as to the amount of such Taxes and Other Taxes, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding (as between the Borrower, the Lenders and the Administrative Agent) for all purposes, absent manifest error.

          (d)      Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof or other proof of payment of such Taxes reasonably satisfactory to the relevant Lender(s).  If no Taxes are payable in respect of any payment hereunder, upon the request of the Administrative Agent the Borrower will furnish to the Administrative Agent, at such address, a statement to such effect with respect to each jurisdiction designated by the Administrative Agent.

          (e)      Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement (in the case of each Bank) and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender (in the case of each other Lender), and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.15(a).

          (f)       For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States; provided however that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

          (g)      Any Lender claiming any additional amounts payable pursuant to this Section 2.14 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office(s) if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

          SECTION 2.15.  Set-Off; Sharing of Payments, Etc.

          (a)  Without limiting any of the obligations of the Borrower or the rights of the Lenders hereunder, if the Borrower shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder or under any Note each Lender may, without prior notice to the Borrower (which notice is expressly waived by it to the fullest extent permitted by applicable law), set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, in any currency, matured or unmatured) and other obligations and liabilities at any time held or owing by such Lender or any branch or agency thereof to or for the credit or account of the Borrower.  Each Lender shall promptly provide notice of such set-off to the Borrower, provided that failure by such Lender to provide such notice shall not give the Borrower any cause of action or right to damages or affect the validity of such set-off and application.

          (b)  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.02(c), 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided however that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 2.16.  Right to Replace a Lender.  If the Borrower is required to make any additional payment pursuant to Section 2.11 or 2.14 to any Lender or if any Lender's obligation to make or Continue, or to Convert Advances into, Eurodollar Rate Advances shall be suspended pursuant to Section 2.12 (in each case, such Lender being an “Affected Person”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Person as a party to this Agreement; provided that, no Default or Event of Default shall have occurred and be continuing at the time of such replacement; and provided further that, concurrently with such replacement, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances of the Affected Person pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations (including all outstanding Advances) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 8.06 applicable to assignments, and (ii) the Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by the Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.11 and 2.14.

          SECTION 2.17.  Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (b)  The Administrative Agent shall maintain accounts in which it shall record (i) the date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (c)  The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.17 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.

ARTICLE 3
CONDITIONS OF LENDING

          SECTION 3.01.  Conditions Precedent to Initial Borrowing.  The obligation of each Lender to make an Advance on the occasion of the initial Borrowing is subject to the condition precedent that the Administrative Agent shall have received the following, each (unless otherwise specified below) dated the Effective Date, in form and substance satisfactory to the Administrative Agent and (except for the items in clauses (a), (b), (c) and (d)) in sufficient copies for each Lender:

          (a)      Certified copies of (x) the charter and by-laws of the Borrower, (y) the resolutions of the Board of Directors of the Borrower authorizing and approving this Agreement and the transactions contemplated hereby, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

          (b)      A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder.

          (c)      A certificate from the Secretary of State of the State of Delaware dated a date reasonably close to the date hereof as to the good standing of and charter documents filed by the Borrower.

          (d)      A favorable opinion of Jonathan D. Kantor, Esq., in-house counsel to the Borrower, substantially in the form of Exhibit C hereto.

          (e)      A favorable opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, substantially in the form of Exhibit D hereto.

          (f)       A certificate of a Responsible Officer of the Borrower certifying that (i) no Default or Event of Default as of the date thereof has occurred and is continuing, and (ii) the representations and warranties contained in Section 4.01 are true and correct on and as of the date thereof as if made on and as of such date.

          (g)      Evidence of (x) the termination of the commitment of each lender and (y) the payment by the Borrower of all amounts whatsoever payable to each of the lenders, in each case under the Existing Credit Agreement.

          (h)      Such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as the Administrative Agent or any Lender may, through the Administrative Agent, reasonably request.

          SECTION 3.02.  Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

          (a)      the representations and warranties contained in Section 4.01 (not including, in the case of any Borrowing after the initial Borrowing, the Excluded Representations) are true and correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

          (b)      No Event of Default or event, which, with the giving of notice or the passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

          SECTION 4.01.  Representations and Warranties of the Borrower.  The Borrower represents, warrants and agrees as follows:

          (a)      The Borrower and each of its Significant Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

          (b)      The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene the Borrower's charter, by-laws or other organizational documents, (ii) contravene any contractual restriction binding on the Borrower or (iii) violate any law, rule or regulation (including, without limitation, the Securities Act of 1933 and the Exchange Act and the regulations thereunder, and Regulations U and X issued by the Board of Governors of the Federal Reserve System, each as amended from time to time), or order, writ, judgment, injunction, decree, determination or award.  The Borrower is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any contractual restriction binding upon it, except for such violation or breach which would not have a Material Adverse Effect.

          (c)      No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (other than those which have been obtained) for the due execution, delivery and performance by the Borrower of this Agreement.

          (d)      This Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e)      (i) if available on or prior to the date hereof, the Borrower shall have heretofore furnished to each of the Lenders its unaudited Consolidated balance sheet and statements of earnings, equity and cash flows as at and for the three-month period ended March 31, 2001, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such three-month period, all in accordance with GAAP (subject, in the case of such financial statements as at March 31, 2001, to normal year-end audit adjustments), (ii) the Borrower has heretofore furnished to each of the Lenders its audited Consolidated balance sheet and statements of earnings, equity and cash flows as at and for the fiscal year ended December 31, 2000, and such financial statements fairly present, in all material respects, the Consolidated financial condition and results of operations of the Borrower and its Subsidiaries as at the date thereof and for such fiscal year, all in accordance with GAAP;  (iii) if available on or prior to the date hereof, the Borrower shall have heretofore furnished to each of the Lenders the Quarterly Statement as of March 31, 2001, of each of CAC, CCC and CIC, as filed, in each case, with the applicable Insurance Regulatory Authority, and such Statements present fairly, in all material respects, such condition and affairs as of such date, in accordance with SAP; (iv) the Borrower has heretofore furnished to each of the Lenders the Annual Statement of each of CAC, CCC and CIC for the fiscal year ended December 31, 2000, as filed, in each case, with the applicable Insurance Regulatory Authority, and such Annual Statements present fairly, in all material respects, the financial condition of CAC, CCC and CIC, as applicable, as at, and the results of operations for the fiscal year ended December 31, 2000, in accordance with SAP as in effect on December 31, 2000; and (v) since December 31, 2000, there has been no material adverse change in the business, condition (financial or otherwise) results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

          (f)       Other than as disclosed in filings of the Borrower with the Securities and Exchange Commission, there is no action pending or threatened in writing or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect this Agreement or the transactions contemplated hereby.

          (g)      The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.  The Borrower is, and after applying the proceeds of each Advance, will be in compliance with its obligations under Section 5.01(b).  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, the statements made in which shall be such, in the opinion of each Lender, as to permit the transactions contemplated hereby in accordance with Regulation U.  No portion of any Advance under this Agreement shall be used by the Borrower in violation of Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other Regulation of such Board, as in effect on the date or dates of such Advance and such use of proceeds.

          (h)      The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

          (i)       All information that has been made available by the Borrower or any of its representatives to the Administrative Agent or any Lender in connection with the negotiation of this Agreement was, on or as of the dates on which such information was made available, complete and correct in all material respects and did not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.  All financial projections that have been prepared by the Borrower and made available to the Administrative Agent or any Lender in connection with the negotiation of this Agreement have been prepared in good faith based upon reasonable assumptions.  There is no fact known to the Borrower (other than matters of a general economic nature) that has had, or could reasonably be expected to have, a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

          (j)       Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations, except where noncompliance would not have a Material Adverse Effect. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any material contribution or pay any material amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan. The Borrower has not engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which may reasonably be expected to have a Material Adverse Effect. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

          (k)      The Borrower and each of its Subsidiaries is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to the Borrower (including, without limitation, all Environmental Laws), its Subsidiaries and all of their respective properties, except to the extent failure to so comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

          (l)       There is no indenture, agreement or other contractual arrangement to which the Borrower or any Significant Subsidiary is a party that, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposing any condition upon, the declaration or payment of dividends or other distributions on any class of stock of any Subsidiary of the Borrower, other than such prohibitions, restraints and conditions which are disclosed in filings of the Borrower with the Securities and Exchange Commission.

ARTICLE 5
COVENANTS OF THE BORROWER

          SECTION 5.01.  Covenants.  During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

        (a)      Financial Reporting.  The Borrower will furnish to the Lenders:

(i)       As soon as practicable and in any event within 120 days after the close of each of its fiscal years, an audit report which is not qualified as to going concern or access or in any other material respect and which is certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related income and cash flow statements accompanied by a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default in respect of Section 5.01(m) or (n), or if, in the opinion of such accountants, any Default or Event of Default in respect of Section 5.01(m) or (n) shall exist, stating the nature and status thereof.

(ii)      As soon as practicable and in any event within 75 days after the close of each quarterly period (other than the fourth quarterly period) of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated income and cash flow statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(iii)     Together with the financial statements required by clauses (i) and (ii), a compliance certificate in substantially the form of Exhibit E hereto signed by the chief financial officer of the Borrower showing the calculations necessary to determine compliance with the financial covenants contained in this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(iv)     Upon the earlier of (i) ten (10) days after the regulatory filing date or (ii) 75 days after the close of each of the first three fiscal quarters of each fiscal year of each Significant Insurance Subsidiary, copies of the Quarterly Statement of such Significant Insurance Subsidiary, certified by such officers as shall be required by SAP of such Significant Insurance Subsidiary, all such statements to be prepared in accordance with SAP consistently applied through the period reflected therein.

(v)      Upon the earlier of (i) fifteen days after the regulatory filing date or (ii) 90 days after the close of each fiscal year of each Significant Insurance Subsidiary, copies of the Annual Statement of such Significant Insurance Subsidiary for such fiscal year, as certified by such officers as shall be required by SAP for such Significant Insurance Subsidiary and prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein.

(vi)     As soon as available and only to the extent such an audited statement is required to be prepared by any Governmental Authority, a copy of the audited annual statement of each of CCC and CAC on a consolidated basis and CIC on a combined basis (with the other Insurance Subsidiaries in the same insurance pool) for the preceding year, as certified by such officers as shall be required by SAP for such entities and prepared on the form as shall be required by the jurisdictions in which they are filed, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein and to be certified by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent.

(vii)    Within 150 days after the close of each of its fiscal years, annual statutory statements for the Borrower's Insurance Subsidiaries on a consolidated or combined basis, certified by such officers as shall be required by SAP, such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein.

(viii)    As soon as possible and in any event within 20 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(ix)     Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Significant Insurance Subsidiaries files with the Securities and Exchange Commission or any securities exchange.

(x)      Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

          (b)      Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Advances for general corporate purposes (including to support the commercial paper program of the Borrower and to finance Acquisitions); provided that the Borrower will not use any of the proceeds of any Advance for the purpose of financing a Hostile Acquisition; provided further that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any such proceeds.

          (c)      Certain Notices.  The Borrower will give prompt notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Event of Default, (ii) any other development, financial or otherwise, relating specifically to the Borrower which could reasonably be expected to have a Material Adverse Effect, (iii) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Significant Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable laws and regulations, other than such expiration, revocation or suspension which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iv) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or in respect of any Significant Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (v) any judicial or administrative order limiting or controlling the insurance business of any Significant Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which could reasonably be expected to have a Material Adverse Effect or (vi) any change in the rating of the unsecured, unguaranteed senior long-term debt obligations of the Borrower by Moody's or S&P.

          (d)      Conduct of Business.  The Borrower will, and will cause each Significant Subsidiary to, do all things necessary (if applicable) to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to remain in good standing or to maintain such authority may not reasonably be expected to have a Material Adverse Effect. The Borrower will cause each Significant Insurance Subsidiary to (a) carry on or otherwise be associated with the business of a licensed insurance carrier and (b) do all things necessary to renew, extend and continue in effect all Licenses which may at any time and from time to time be necessary for such Significant Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations; provided, however, that any such Significant Insurance Subsidiary may withdraw from one or more states as an admitted insurer, change the state of its domicile or fail to keep in effect any License if such withdrawal, change or failure is in the best interests of the Borrower and such Significant Insurance Subsidiary and could not reasonably be expected to have a Material Adverse Effect.

          (e)      Taxes.  The Borrower will, and will cause each Subsidiary to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

          (f)       Insurance.  The Borrower will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property, or shall maintain self-insurance, in such amounts and covering such risks as is consistent with sound business practice for Persons in substantially the same industry as the Borrower or such Subsidiary, and the Borrower will furnish to any Lender upon request full information as to the insurance carried.

          (g)      Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including ERISA and applicable Environmental Laws), except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

          (h)      Maintenance of Properties.  The Borrower will, and will cause each Significant Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

          (i)       Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders (coordinated through the Administrative Agent), by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Lenders may designate.

          (j)       Merger.  The Borrower will not, nor will it permit any Significant Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Significant Subsidiary may merge into the Borrower or a Wholly Owned Subsidiary and (b) the Borrower or any Significant Subsidiary may merge or consolidate with any other Person provided that the Borrower or such Significant Subsidiary shall be the continuing or surviving corporation and, prior to and after giving effect to such merger or consolidation, no Default or Event of Default shall exist.

          (k)      Sale of Assets.  The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of a Substantial Portion of Property of the Borrower and its Subsidiaries on a Consolidated basis to any other Person(s) in any twelve month period; provided, however, that Subsidiaries shall be permitted to sell assets for fair market value in arm's-length transactions (as determined, in transactions out of the ordinary course of business, by the Board of Directors of the selling Subsidiary acting in good faith).

          (l)       Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on the Property of the Borrower or any of its Subsidiaries, except:

    (i)       Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are not material and are paid promptly upon receipt of notice of nonpayment, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

    (ii)      Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

    (iii)     Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, including, without limitation, statutory deposits under applicable insurance laws;

    (iv)     Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

    (v)  Liens existing on the Closing Date and, in the case of Liens upon Property of the Borrower, described in Schedule II hereto;

    (vi)  Liens upon the Property of Insurance Subsidiaries incurred in the ordinary course of their business;

    (vii)  Liens on Qualifying SPV Assets securing Qualifying SPV Indebtedness, which Qualifying SPV Assets shall have a fair market value not in excess of 25% of the fair market value of the Invested Assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the preceding calendar year;

    (viii)  Liens on Receivables and Receivables Related Assets in connection with Permitted Securitization Transactions; and

    (ix)  Other Liens securing Indebtedness for borrowed money (including Qualifying SPV Indebtedness) not exceeding at any time $500,000,000 in aggregate principal amount.

          (m)     Consolidated Capitalization.  The Borrower will maintain at all times a ratio of (a) Aggregate Specified Indebtedness to (b) the sum of (i) Aggregate Specified Indebtedness plus (ii) Consolidated Net Worth of not greater than 0.35 to 1.0.

          (n)      Insurance Company Surplus.  The Borrower shall cause the combined Surplus as Regards Policyholders of CCC on a consolidated basis and CIC on a combined basis (with the other Insurance Subsidiaries in the same insurance pool) to be at all times at least equal to $4.5 billion.

          (o)      Limitation on Qualifying SPV Assets.  The Borrower will not at any time permit the aggregate fair market value of all Qualifying SPV Assets at such time to exceed 25% of the fair market value of the Invested Assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the preceding calendar year.

ARTICLE 6
EVENTS OF DEFAULT

          SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

          (a)      The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or any Facility Fee or Utilization Fee or any other amount payable hereunder when due and such failure remains unremedied for three Business Days; or

          (b)      Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed made; or

          (c)      (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.01(b), (c)(i), (j), (k), (l), (m) or (n) or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or the Administrative Agent on behalf of any Lender; or

          (d)      The Borrower or any of its Subsidiaries shall fail to pay any principal of any other Indebtedness of the Borrower which is outstanding in an aggregate principal amount of at least $20,000,000, or its equivalent in other currencies (in this clause (d) called “Material Indebtedness”), in the aggregate when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of any Material Indebtedness, or to require the same to be prepaid or defeased (other than by a regularly required payment); or

          (e)      The Borrower or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any of its Significant Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of 60 days; or the Borrower or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e) (provided that, for purposes of this subsection (e); or

          (f)       In connection with the actual or alleged insolvency of any of CAC, CCC or CIC or any other Insurance Subsidiary, any Insurance Regulatory Authority shall appoint a rehabilitator, receiver, custodian, trustee, conservator or liquidator or the like (collectively, a “conservator”) for CAC, CCC, CIC or such other Insurance Subsidiary, or cause possession of all or any substantial portion of the property of CAC, CCC, CIC or such other Insurance Subsidiary to be taken by any conservator (or any Insurance Regulatory Authority shall commence any action to effect any of the foregoing); or

          (g)      A Change in Control shall occur; or

          (h)      The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money, either singly or in the aggregate, in excess of $20,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith; or

          (i)       The Borrower shall terminate, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, or to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Single Employer Plan having Unfunded Liabilities in excess of $20,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an Event of Default with respect to the Borrower of the kind referred to in clause (e) above or with respect to any of CAC, CCC or CIC of the kind referred to in clause (f) above, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7
THE ADMINISTRATIVE AGENT

          SECTION 7.01.  Authorization and Action.  Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

          SECTION 7.02.  Administrative Agent's Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any of its Subsidiaries; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability to the Lenders under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 7.03.  Citibank and Affiliates.  With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity.  Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

          SECTION 7.04.  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 7.05.  Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements found in a final-non-appealable judgment by a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

          SECTION 7.06.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Borrower.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets of at least $1,000,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          SECTION 7.07.  Advisor, Sole Arranger and Book Manager, Syndication Agent and Documentation Agent.

  The Advisor, Sole Arranger and Book Manager, the Syndication Agent and the Documentation Agent named on the cover page of this Agreement, in their capacities as such, shall have no obligation, responsibility or required performance hereunder and shall not become liable in any manner hereunder to any party hereto.

ARTICLE 8

MISCELLANEOUS

          SECTION 8.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) increase or extend the Commitments of such Lenders, (b) reduce the principal of, or interest on, the Notes or any fees (other than the Administrative Agent's fee referred to in Section 2.03(c)) or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees (other than the Administrative Agent's fee referred to in Section 2.03(c)) or other amounts payable hereunder, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (e) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.  This Agreement and the agreement referred to in Section 2.03(c) constitute the entire agreement of the parties with respect to the subject matter hereof and thereof.

          SECTION 8.02.  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered by hand:

        (a)      if to the Borrower:

CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60685

Attention:  Treasurer, 23 South

Telephone No.:  312-822-4161
Telecopier No.:  312-755-3692

        (b)      if to the Administrative Agent:

Citibank, N.A.
Two Penns Way, Suite 200
New Castle, Delaware  19720

Attention:  Lee Ocasil

Telephone No.:  302-894-6065
Telecopier No.:  302-894-6120

          (c)      if to any Lender, at the Domestic Lending Office specified in the Administrative Questionnaire of such Lender;

or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall be deemed to have been duly given or made (i) in the case of hand deliveries, when delivered by hand, (ii) in the case of mailed notices, three Business Days after being deposited in the mail, postage prepaid, and (iii) in the case of telecopier notice, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next Business Day), except that notices and communications to the Administrative Agent pursuant to Article 2 or 7 shall not be effective until received by the Administrative Agent.

          SECTION 8.03.  No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 8.04.  Costs, Expenses and Indemnification.

          (a)      The Borrower agrees to pay and reimburse on demand all reasonable costs and expenses of the Administrative Agent and the Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement.  The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of the Administrative Agent and each of the Lenders), incurred by the Administrative Agent or any Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).  Such reasonable fees and out-of-pocket expenses shall be reimbursed by the Borrower upon presentation to the Borrower of a statement of account, regardless of whether this Agreement is executed and delivered by the parties hereto or the transactions contemplated by this Agreement are consummated.

          (b)      The Borrower hereby agrees to indemnify the Administrative Agent, Salomon Smith Barney Inc., each Lender and each of their respective Affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all direct claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article 3 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such direct claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          The Borrower hereby further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower for or in connection with or relating to this Agreement or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Advances, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

          (c)      If any payment of principal of, or Conversion or Continuation of, any Eurodollar Rate Advance is made other than on the last day of an Interest Period for such Advance as a result of any optional or mandatory prepayment, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses (other than loss of profit) which it may reasonably incur as a result of such payment, Continuation or Conversion and the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  A certificate as to the amount of such losses, costs and expenses, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 8.05.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 8.06.  Assignments and Participations.

          (a)      Each Lender may, with notice to and the consent of the Administrative Agent and, unless an Event of Default shall have occurred and be continuing, the Borrower (such consents not to be unreasonably withheld), assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided that:

          (i)       each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations of the assigning Lender under this Agreement,

          (ii)      except in the case of an assignment by a Lender to one of its Affiliates or to another Lender, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (unless the Borrower and the Administrative Agent otherwise agree) be less than the lesser of (x) such Lender's Commitment hereunder and (y) $10,000,000 or an integral multiple of $1,000,000 in excess thereof,

          (iii)     each such assignment shall be to an Eligible Assignee,

          (iv)     the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and

          (v)      the parties to each such assignment (other than the Borrower) shall deliver to the Administrative Agent a processing and recordation fee of $3,000.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

          (b)      By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c)      Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed (and the Borrower and the Administrative Agent shall have consented to the relevant assignment) and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (d)      The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and, with respect to Lenders, the Commitment of, and principal amount of the Advances owing to, each such Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e)      Each Lender may sell participations to one or more Persons (excluding any Persons primarily engaged in the insurance or mutual fund business) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) in any proceeding under the Federal Bankruptcy Code in respect of the Borrower, such Lender shall remain and be, to the fullest extent permitted by law, the sole representative with respect to the rights and obligations held in the name of such Lender (whether such rights or obligations are for such Lender's own account or for the account of any participant) and (v) no participant under any such participation agreement shall have any right to approve any amendment or waiver of any provision of this Agreement, or to consent to any departure by the Borrower therefrom, except to the extent that any such amendment, waiver or consent would (x) reduce the principal of, or interest on, the Notes, in each case to the extent the same are subject to such participation, or (y) postpone any date fixed for the payment of principal of, or interest on, the Advances, in each case to the extent the same are subject to such participation.

          (f)       Any Lender may, in connection with any permitted assignment or participation or proposed assignment or participation pursuant to this Section 8.06 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any of its Subsidiaries or Affiliates furnished to such Lender by or on behalf of the Borrower.

          (g)      Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

          (h)      Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Administrative Agent or the Borrower, assign to an Affiliate of such Lender (excluding any Affiliate of such Lender primarily engaged in the insurance or mutual fund business) all or any portion of its rights (but not its obligations) under this Agreement.

          SECTION 8.07.  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

          SECTION 8.08.  Severability.  In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 8.09.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Any counterpart hereof may be executed and delivered via telecopier, and each such counterpart so executed and delivered shall have the same force and effect as an originally executed and delivered counterpart hereof.

          SECTION 8.10.  Survival.  The obligations of the Borrower under Sections 2.02(c), 2.07, 2.11, 2.14 and 8.04, and the obligations of the Lenders under Section 7.05, shall survive the repayment of the Advances and the termination of the Commitments.  In addition, each representation and warranty made, or deemed to be made by any Notice of Borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and no Lender shall be deemed to have waived, by reason of making any Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that such Lender or the Administrative Agent may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.

          SECTION 8.11.  Waiver of Jury Trial.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 8.12.  Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower or any of its Subsidiaries or Affiliates pursuant to this Agreement in confidence and for use in connection with this Agreement, including without limitation, for use in connection with its rights and remedies hereunder, except for disclosure (a) to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender, (c) to regulatory officials, (d) as requested pursuant to or as required by law, regulation, or legal process, (e) in connection with any legal proceeding to which such Lender is a party and (f) to a proposed assignee or participant permitted under Section 8.06 which shall have agreed in writing for the benefit of the Borrower and its Subsidiaries and Affiliates to keep such disclosed confidential information confidential in accordance with this Section.

          SECTION 8.13.  Nonliability of Lenders.  The relationship between the Borrower and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

         SECTION 8.14.  Existing Credit Agreement.  On the Effective Date, the commitment of each lender under the Existing Credit Agreement shall automatically terminate.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Borrower

CNA FINANCIAL CORPORATION

By /s/ DONALD P. LOFE JR.
Name: Donald P. Lofe Jr.
Title: Group Vice President Corporate Finance

Administrative Agent

CITIBANK, N.A.,
as Administrative Agent

By
Name:
Title:

Banks

CITIBANK, N.A.

By
Name:
Title:

FLEET NATIONAL BANK

By______________
Name:
Title:

THE CHASE MANHATTAN BANK

By______________
Name:
Title:

BANK OF AMERICA, N.A.

By______________
Name:
Title:

BANK ONE NA

By______________
Name:
Title:

MELLON BANK, N.A.

By______________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By______________
Name:
Title:

THE BANK OF TOKYO – MITSUBISHI, LTD.,
CHICAGO BRANCH

By______________
Name:
Title:

THE NORTHERN TRUST COMPANY

By______________
Name:
Title:

WACHOVIA BANK, N.A.

By______________
Name:
Title:

FIRSTAR BANK, N.A.

By______________
Name:
Title:

SCHEDULE I

Banks and Commitments

Bank	Commitment
Citibank, N.A.	$35,000,000
Fleet National Bank	$30,000,000
The Chase Manhattan Bank	$30,000,000
Bank of America, N.A.	$22,500,000
Bank One, N.A.	$22,500,000
Mellon Bank, N.A.	$22,500,000
Wells Fargo Bank, N.A.	$22,500,000
The Bank of Tokyo –
Mitsubishi Ltd.,
Chicago Branch	$17,500,000
The Northern Trust Company	$17,500,000
Wachovia Bank, N.A.	$17,500,000
Firstar Bank N.A.	$12,500,000
Total	$250,000,000

SCHEDULE II

Existing Liens

None

EXHIBIT A

NOTICE OF BORROWING

Citibank, N.A., as Administrative
  Agent for the Lenders parties
  to the Credit Agreement
  referred to below
Two Penns Ways, Suite 200
New Castle, Delaware  19720
Attention:  Lee Ocasil

[Date]

Ladies and Gentlemen:

          The undersigned, CNA Financial Corporation (the “Borrower”), refers to the Three-Year Credit Agreement, dated as of April 30, 2001 (as from time to time amended, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citibank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

          (i)       The Business Day of the Proposed Borrowing is ______ _, ______.

          (ii)      The Type of Advances initially comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

          (iii)     The aggregate amount of the Proposed Borrowing is $___________.

          [(iv)    The initial Interest Period for each Advance made as part of the Proposed Borrowing is ______ month[s]].1

1         For Eurodollar Rate Advances only.

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

          (a)      the representations and warranties contained in Section 4.01 (not including, in the case of a Borrowing after the initial Borrowing, the Excluded Representations) are correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

          (b)      no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or, to the best of the undersigned's knowledge, a Default.

Very truly yours,

CNA FINANCIAL CORPORATION

By_____________
Title:

EXHIBIT B

ASSIGNMENT AND ACCEPTANCE

Dated ____________ __, _____

          Reference is made to the Three-Year Credit Agreement dated as of April 30, 2001 (as from time to time amended, the “Credit Agreement”) among CNA Financial Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”).  Terms defined in the Credit Agreement are used herein with the same meaning.

          _____________ (the “Assignor”) and _____________ (the “Assignee”) agree as follows:

          1.       The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified on Schedule 1 of all outstanding rights and obligations under the Credit Agreement, including, without limitation, such interest in the Assignor's Commitment and the Advances owing to the Assignor.  After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth in Schedule 1.

          2.       The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

          3.       The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty].1

1         If the Assignee is organized under the laws of a jurisdiction outside the United States.

          4.       Following the execution of this Assignment and Acceptance by the Assignor and the Assignee and the consent of the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.  The effective date of this Assignment and Acceptance shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule 1 hereto (the “Effective Date”).

          5.       Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          6.       Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, Facility Fee and Utilization Fee with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

          7.       This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

SCHEDULE 1
to
ASSIGNMENT AND ACCEPTANCE

Percentage assigned to Assignee _______________%

Assignee's Commitment              $______________

Aggregate outstanding principal

  amount of Advances assigned   $______________

Effective Date (if other than

  date of acceptance by

Administrative Agent)*	__________ __, _____

[NAME OF ASSIGNOR], as Assignor

By_______________
Title:

[NAME OF ASSIGNEE], as Assignee

By_______________
Title:

Domestic Lending Office:

Eurodollar Lending Office:

*        This date should be no earlier than the date of acceptance by the Administrative Agent.

Accepted this ____ day
  of _______, _____

CITIBANK, N.A., as
  Administrative Agent

By__________
  Title:

CONSENTED TO:

CNA FINANCIAL CORPORATION

By__________
  Title:

EXHIBIT C

[Form of Opinion of Counsel of the Borrower]

                                                                                                                                           [date]

To the Banks party to the
  Credit Agreement referred to
  below

Citibank, N.A., as Administrative
  Agent
Two Penns Way, Suite 200
New Castle, Delaware  19720

Ladies and Gentlemen:

          I have acted as counsel to CNA Financial Corporation (the “Borrower”) in connection with the Three-Year Credit Agreement (the “Credit Agreement”) dated as of April 30, 2001, among the Borrower, the lenders named therein and Citibank, N.A., as Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $250,000,000.  Terms defined in the Credit Agreement are used in this opinion letter as defined therein.  This opinion letter is being delivered pursuant to Section 3.01(d) of the Credit Agreement.

          In rendering the opinion expressed below, I, or attorneys under my supervision, have examined the following agreements, instruments and other documents:

          (a)      the Credit Agreement; and

          (b)      such corporate records of the Borrower and such other documents as I have deemed necessary as a basis for the opinions expressed below.

          In my examination, I have assumed the genuineness of all signatures (other than those of the Borrower), the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies.  When relevant facts were not independently established, I have relied upon certificates of governmental officials and appropriate representatives of the Borrower and upon representations made in or pursuant to the Credit Agreement.

          In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Borrower):

(i)       such documents have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

(ii)       all signatories to such documents have been duly authorized; and

(iii)      all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

          1.       The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2.       The Borrower has all requisite corporate power to execute and deliver, and to perform its obligations and to incur liabilities under, the Credit Agreement.

          3.       The execution, delivery and performance by the Borrower of, and the incurrence by the Borrower of liabilities under, the Credit Agreement has been duly authorized by all necessary corporate action on the part of the Borrower.

          4.       The Credit Agreement has been duly executed and delivered by the Borrower.

          5.       The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          6.       No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America or the State of New York is required on the part of the Borrower for the execution, delivery or performance by the Borrower of, or for the incurrence by the Borrower of any liabilities under, the Credit Agreement.

          7.       The execution, delivery and performance by the Borrower of, and the consummation by the Borrower of the transactions contemplated by, the Credit Agreement do not and will not (a) violate any provision of the charter or by-laws of the Borrower, (b) violate any applicable law, rule or regulation of the United States of America (including, without limitation, Regulations T, U and X issued by the Board of Governors of the Federal Reserve System, as amended) or the State of New York, (c) violate any order, writ, injunction or decree of any court or governmental authority or agency or any arbitral award applicable to the Borrower and its Subsidiaries of which I have knowledge (after due inquiry) or (d) result in a breach of, constitute a default under, require any consent under, or result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, any agreement or instrument of which I have knowledge (after due inquiry) to which the Borrower and its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or result in the creation or imposition of any Lien upon any property of the Borrower pursuant to the terms of any such agreement or instrument.

          8.       Other than as disclosed in filings of the Borrower with the Securities and Exchange Commission, I have no knowledge (after due inquiry) of any legal or arbitral proceedings, or any proceedings by or before any governmental or regulatory authority or agency, now pending or threatened against or affecting the Borrower or any of its Subsidiaries or any of their respective Properties that, if adversely determined, could have a Material Adverse Effect.

          9.       The Borrower is not an “investment company”, or a Person “controlled by” an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

          The foregoing opinions are subject to the following comments and qualifications:

          (a)      The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

          (b)      The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

          (c)      I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) Section 2.15 of the Credit Agreement, (iii) the second sentence of Section 8.07 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in Section 8.07 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 8.08 of the Credit Agreement.

          The foregoing opinions are limited to matters involving the Federal laws of the United States, the law of the State of New York and the General Corporation Law of the State of Delaware, and I do not express any opinion as to the laws of any other jurisdiction.

          At the request of the Borrower, this opinion letter is, pursuant to Section 3.01(d) of the Credit Agreement, provided to you by me in my capacity as Counsel of the Borrower and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, my prior written consent.

                                                  Very truly yours,

EXHIBIT D

[Form of Opinion of Special New York
Counsel to the Administrative Agent]

                       [date]

To the Banks party to the
  Credit Agreement referred to
  below
Citibank, N.A., as Administrative
  Agent
399 Park Avenue
New York, New York  10043

Ladies and Gentlemen:

          We have acted as special New York counsel to Citibank, N.A. (the “Administrative Agent”), as Administrative Agent, in connection with the Three-Year Credit Agreement dated as of April 30, 2001 (the “Credit Agreement”) among CNA Financial Corporation (the “Borrower”), the lenders named therein and the Administrative Agent, providing for loans to be made by said lenders to the Borrower in an aggregate principal amount not exceeding $250,000,000.  Terms defined in the Credit Agreement are used herein as defined therein.  This opinion is being delivered pursuant to Section 3.01(e) of the Credit Agreement.

          In rendering the opinions expressed below, we have examined the Credit Agreement.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.

          In rendering the opinions expressed below, we have assumed, with respect to the Credit Agreement, that:

(i)       the Credit Agreement has been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions below as to the Borrower) constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto;

(ii)      all signatories to the Credit Agreement have been duly authorized; and

(iii)     all of the parties to the Credit Agreement are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the Credit Agreement.

          Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

          The foregoing opinions are subject to the following comments and qualifications:

          (a)      The enforceability of Section 8.04(b) of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, its own action or inaction, to the extent such action or inaction involves gross negligence, recklessness or willful or unlawful conduct.

          (b)      The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

          (c)      We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose, (ii) Section 2.15 of the Credit Agreement, (iii) the second sentence of Section 8.07 of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in Section 8.07 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 8.08 of the Credit Agreement.

          The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

          This opinion letter is, pursuant to Section 3.01(e) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to the Administrative Agent and may not be relied upon by any Person for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

                                        Very truly yours,

WFC

[File No. 26653-37500]

EXHIBIT E

COMPLIANCE CERTIFICATE

To:     The Lenders parties to the
          Credit Agreement Described Below

          This Compliance Certificate is furnished pursuant to that certain Three-Year Credit Agreement dated as of April 30, 2001 (as amended, modified, renewed or extended from time to time, the “Agreement”) among the Borrower, the banks named therein, Salomon Smith Barney Inc., as Advisor, Sole Arranger and Book Manager, Fleet National Bank as Syndication Agent, The Chase Manhattan Bank, as Documentation Agent and Citibank, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

          THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1.       I am the duly elected Chief Financial Officer of the Borrower;

          2.       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

          3.       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

          4.       Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___  day of_________, 20__.

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of with
Provisions of Sections 5.01(m), 5.01(n) and 5.01(o) of
the Agreement

1.	Section 5.01(m) - Consolidated Capitalization
	A. Aggregate Specified Indebtedness	$__________
B. Consolidated Capitalization
	(i) Aggregate Specified Indebtedness	$__________
	(ii) Consolidated Net Worth	$__________
	(iii) Sum of (i) and (ii)	$__________
	C. Ratio of A to B	____:1.0
	D. Permitted Ratio	Not greater than 0.35:1.0
Complies ____ Does Not Comply _____
2.	Section 5.01(n) - Insurance Company Surplus as Regards Policyholders
	A. Surplus as Regards Policyholders of Continental Casualty Company (on a consolidated basis):	$__________
	B. Surplus as Regards Policyholders of Continental Insurance Company (on a combined, without duplication, basis with the other Insurance Subsidiaries in the same insurance pool):	$__________
	C. Total of A and B:	$__________
	D. Minimum Combined Surplus as Regards Policyholders per Covenant	$4,500,000,000
Complies ____ Does Not Comply _____

3.	Section 5.01(o) - Limitation on Qualifying SPV Assets

	A. Aggregate Fair Market Value of Invested Assets of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the preceding calendar year.	$________

	B. Aggregate Fair Market Value of Qualifying SPV Assets	$________

	C. Ratio of B over A as a Percentage	_________%

	D. Permitted Percentage	Not greater than 25%

Complies ____ Does Not Comply _____

EXECUTION COPY

Exhibit 10.13

U.S. $250,000,000

364-DAY CREDIT AGREEMENT

Dated as of April 30, 2001

Among

CNA FINANCIAL CORPORATION
as Borrower

THE BANKS NAMED HEREIN
as Banks

SALOMON SMITH BARNEY INC.
as Advisor, Sole Arranger and Book Manager

FLEET NATIONAL BANK
as Syndication Agent

THE CHASE MANHATTAN BANK
as Documentation Agent

and

CITIBANK, N.A.
as Administrative Agent